UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Ingram Micro Inc.

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INGRAM MICRO INC.

3351 Michelson Drive, Suite 100, Irvine, California 92612-0697

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 21, 2016

This is a supplement to the proxy statement dated May 19, 2016 (the “proxy statement”) of Ingram Micro Inc. (“Ingram Micro,” “we,” “our” or the “Company”), a Delaware corporation, that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the offices of Ingram Micro at 3351 Michelson Drive, Suite 100, Irvine, California 92612-0697, on June 21, 2016 at 10:00 a.m., local time. The purpose of the special meeting is: (1) to consider and vote on a proposal to adopt and approve (A) the Agreement and Plan of Merger, dated as of February 17, 2016, among Ingram Micro, Tianjin Tianhai Investment Company, Ltd. (“Tianjin Tianhai”), and GCL Acquisition, Inc., an indirect, controlled subsidiary of Tianjin Tianhai (“merger sub”), as it may be amended from time to time (the “merger agreement”), and the transactions contemplated thereby, pursuant to which merger sub will be merged with and into Ingram Micro, with Ingram Micro surviving the merger as an indirect, controlled subsidiary of Tianjin Tianhai and (B) the transactions contemplated by the Guarantee, dated as of February 17, 2016, by HNA Group Co., Ltd. (“HNA Group”), in favor of Ingram Micro, as it may be amended from time to time (the “guarantee”), pursuant to which HNA Group has agreed, among other things, to assume the rights and obligations of Tianjin Tianhai under the merger agreement in the event that the Tianjin Tianhai shareholder approval required to complete the merger is not obtained, becomes invalid or no longer effective or otherwise fails to satisfy the related condition in the merger agreement to the obligation of Tianjin Tianhai to consummate the merger (the “HNA Group assumption”); (2) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement and the transactions contemplated by the merger agreement and the guarantee, including, if applicable, the HNA Group assumption; and (3) to consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Ingram Micro’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section of the proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Compensation Proposal”. The Ingram Micro Board of Directors (the “Board”) previously established May 18, 2016 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

After careful consideration, the Board approved and adopted the merger agreement, the guarantee, the merger and the other transactions contemplated by the merger agreement and the guarantee, including, if applicable, the HNA Group assumption, and unanimously declared that the merger agreement, the guarantee, the merger and the other transactions contemplated by the merger agreement and the guarantee, including, if applicable, the HNA Group assumption, are advisable, fair to and in the best interests of the stockholders of Ingram Micro. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE GUARANTEE, INCLUDING, IF APPLICABLE, THE HNA GROUP ASSUMPTION, FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND FOR THE NON-BINDING ADVISORY PROPOSAL TO APPROVE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO INGRAM MICRO’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER. IF YOU HAVE NOT ALREADY SUBMITTED A PROXY FOR USE AT THE SPECIAL MEETING YOU ARE URGED TO DO SO PROMPTLY. NO ACTION IN CONNECTION WITH THIS SUPPLEMENT TO THE PROXY STATEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. INFORMATION ABOUT VOTING OR REVOKING A PROXY APPEARS ON PAGE 23 OF THE PROXY STATEMENT.

Litigation Related to the Merger

On March 8, 2016, a putative stockholder class action suit captioned Scheiner v. Ingram Micro Inc. et al., 30-2016-00839447-CU-SL-CXC, was filed in the Superior Court in Orange County, California. The complaint named as defendants Ingram Micro, its directors, Tianjin Tianhai and merger sub. The complaint asserted that Ingram Micro’s directors breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the merger agreement, by agreeing to supposedly unfair deal protection devices and by allegedly acting in a self-interested manner. The complaint also generally alleged that Tianjin Tianhai, Ingram Micro and merger sub aided and abetted such purported breaches of fiduciary duty. The complaint sought, among other relief, class certification and injunctive relief blocking consummation of the merger. On May 16, 2016, plaintiff filed a request for voluntary dismissal of the action without prejudice. On May 17, 2016, the court indicated that it would dismiss the action as requested.

On May 25, 2016, plaintiff refiled his lawsuit in the Court of Chancery in the State of Delaware with a motion for expedited proceedings. The Delaware complaint reasserts the claims raised in the California complaint against Ingram Micro, its directors, Tianjin Tianhai and merger sub, and further alleges that Ingram Micro’s directors breached their fiduciary duties by entering into confidentiality agreements containing standstill provisions with interested parties. In addition, the Delaware complaint alleges that

Ingram Micro’s May 19, 2016 proxy statement failed to disclose material information concerning (1) the sales process and (2) the financial analysis performed by the Board’s financial advisor. The Delaware complaint seeks, among other relief, class certification and injunctive relief blocking consummation of the merger. Ingram Micro and the other defendants have not yet responded to the complaint or the motion for expedited proceedings. Ingram Micro believes this action is without merit.

Antitrust Approvals

On June 2, 2016, Ingram Micro received notice from the U.S. Federal Trade Commission that it had granted early termination of the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with respect to the merger.

The early termination of the waiting period under the HSR Act satisfies one of the conditions to the closing of the transaction, which remains subject to other customary closing conditions, including certain filings and approvals with or by governmental authorities of the People’s Republic of China (as well as clearance by the Shanghai Stock Exchange), adoption and approval by Ingram Micro’s stockholders of the merger agreement, and other regulatory approvals.

Supplemental Disclosures

We are providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. None of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiff contends should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein is more current. Defined terms used but not defined herein have the meanings set forth in the proxy statement. Paragraph references used herein refer to the proxy statement prior to any additions or deletions resulting from the supplemental disclosures. The additional disclosures are as follows:

(1) Supplement to “Summary—Required Regulatory Approvals”

The following disclosure amends and restates the first paragraph under the heading “Summary—Required Regulatory Approvals—Antitrust Approvals” on page 11 of the proxy statement:

Under the HSR Act and the rules promulgated thereunder, Tianjin Tianhai and Ingram Micro cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Tianjin Tianhai and Ingram Micro filed the notification and report forms under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division on May 5, 2016. On June 2, 2016, the Federal Trade Commission granted early termination of the 30-day waiting period under the HSR Act with regard to the merger.

(2) Supplement to “The Merger—Background of the Merger”

The following disclosure amends and restates the forty-third paragraph under the heading “The Merger—Background of the Merger” on pages 31 and 32 of the proxy statement:

On January 29, 2016, the Board met to discuss the status of the process and negotiations with HNA Group, including recent indications from HNA Group that it might reopen the price discussion at the upcoming meeting on February 5. Mr. Monié outlined for the Board the agenda Mr. Bhise had proposed for the February 5 meeting, which included steps that might be taken to better ensure retention of Ingram Micro management, equity vesting, regulatory approvals, and some concept of a price adjustment mechanism. The Board discussed these issues with Mr. Monié and provided him guidance for the upcoming discussions. Ingram Micro’s management and representatives of Morgan Stanley also updated the Board on management’s recent discussions with Party A and Party E, noting that each declined to continue in a process at a price in the range of HNA Group’s proposal. Management also updated the Board on discussions with Party B and Party F, noting that a formal proposal from Party B was expected on or before February 5. Representatives of Morgan Stanley also provided an overview of Party B and Party F based on publicly available information. The Board also discussed what should be communicated to Party B and Party F regarding the terms that Party B’s proposal would need to meet in order to be competitive on price, in light of the recent indications from HNA Group that it might reopen the price discussion at the upcoming meeting on February 5. Following this discussion, the Board advised management and the representatives of Morgan Stanley to continue to engage in discussions with Party B and Party F, as well as HNA Group, and instructed representatives of Morgan Stanley to communicate to Party B that its proposal would need to be above $35.00 per share in cash in order to be competitive on price.

The disclosure in the proxy statement is hereby amended by inserting the following paragraph as the new last paragraph under the heading “The Merger—Background of the Merger” on page 36 of the proxy statement:

The non-disclosure agreement that Ingram Micro entered into with Party A on May 27, 2015 included a stand-still with a “don’t ask, don’t waive” provision (prohibiting Party A from requesting an amendment or waiver of the stand-still) and a provision that the stand-still would be automatically revised to be no more restrictive to Party A than the terms applicable to any other interested party that entered into a stand-still with Ingram Micro during Party A’s stand-still period. As disclosed on page 24 of this proxy statement, in September 2015, Party A communicated to Ingram Micro an indicative price range of $31.00 to $33.00. In continuing discussions with Party A in the months following communication to Party A that such indicative range was not sufficiently attractive, Party A did not increase this indicative range. As disclosed on page 30 of this proxy statement, Ingram Micro informed Party A in January 2016 that another bidder had made a proposal to acquire Ingram Micro at a significant premium to the indicative price range at which Party A had expressed an interest. Party A communicated both that it was not interested in any transaction above $33.00 per share and also that financing even a $33.00 offer would be difficult. There was not, at that time or thereafter, any discussion between Ingram Micro or its advisors and Party A about the terms of the standstill agreement, or the terms of the standstill agreements that Ingram Micro entered into with other bidders. Each of the non-disclosure agreements entered into with HNA Group, Party B and Party E (entered into on December 30, 2015, January 14, 2016 and January 24, 2016, respectively) included a stand-still with a “don’t ask, don’t waive” provision and a provision that the stand-still would become inoperative and of no further effect if any other person or group entered into an agreement to acquire more than 50% of Ingram Micro’s outstanding voting securities. Accordingly, upon the execution of the merger agreement, the standstill provisions contained in the non-disclosure agreements that Ingram Micro had entered into with each of Party A, Party B and Party E became inoperative.

(3) Supplement to “The Merger—Opinion of Ingram Micro’s Financial Advisor”

The disclosure under the heading “The Merger—Opinion of Ingram Micro’s Financial Advisor” of the proxy statement is hereby amended by inserting the following sentences after the end of the first sentence of the third paragraph under the subheading “Public Trading Companies Analysis” on page 48 of the proxy statement:

(In the Discounted Cash Flow Analysis, Precedents Transaction Analysis and Illustrative Leveraged Buyout Analysis, each as described below, Morgan Stanley selected, upon the application of its professional judgment and experience, representative ranges of adjusted EBITDA multiples that differ from the range utilized in the Public Trading Comparables Analysis described in this paragraph. Morgan Stanley selected such adjusted EBIDTA multiple ranges based, for each analysis, on analysis specific data and time frames; accordingly, the selected range for each such analysis is different from the range selected for each other such analysis.)

The following disclosure amends and restates the second paragraph under the heading “The Merger—Opinion of Ingram Micro’s Financial Advisor—Discounted Cash Flow Analysis” on page 49 of the proxy statement:

Morgan Stanley first calculated Ingram Micro’s estimated unlevered free cash flow, which Morgan Stanley defined as adjusted EBITDA, less estimated stock-based compensation expense, capital expenditures and provision for income taxes (applying Ingram Micro’s estimated effective tax rate to earnings before interest and taxes), plus decreases in (or less increases in) working capital. The management case estimates through 2018 were based on the Projections prepared by Ingram Micro’s management, and the estimates for calendar years 2019 and 2020 were developed by an extrapolation of 2018 estimates. Based on these Projections and extrapolations, Morgan Stanley calculated the unlevered free cash flows for Ingram Micro for the years 2016 through 2020 and Ingram Micro’s terminal revenue and adjusted EBITDA in the year 2020. Morgan Stanley then estimated Ingram Micro’s undiscounted terminal value by applying a representative range of terminal value to adjusted EBITDA multiples of 4.5x to 6.0x, which were selected based on its analysis and upon the application of its professional judgment and experience, to the estimated terminal value of Ingram Micro’s adjusted EBITDA. With respect to the extrapolations, (1) Management Case A, described below under “—Financial Projections,” assumed revenue percentage growth of 2.5% and 2.0% and adjusted EBITDA margins of 2.29% and 2.24% for calendar years 2019 and 2020, respectively, (2) Management Case B assumed revenue percentage growth of 2.5% and 2.0% and adjusted EBITDA margins of 2.22% and 2.17% for calendar years 2019 and 2020, respectively and (3) Management Business Cycle Case assumed revenue percentage growth of 5.0% and 3.5% and adjusted EBITDA margins of 2.15% and 2.15% for calendar years 2019 and 2020, respectively.

The disclosure under the heading “The Merger–Opinion of Ingram Micro’s Financial Advisor” of the proxy statement is hereby amended by inserting the following sentences at the end of the third paragraph under the subheading “Discounted Cash Flow Analysis” on page 49 of the proxy statement:

Morgan Stanley calculated the discount rate of Ingram Micro by using the capital asset pricing model. The inputs to the model consisted of: (1) a beta of 1.01, (2) a risk-free rate of 1.78%, (3) a market risk premium of 6.00%, (4) a pre-tax cost of debt of 5.78%, (5) a tax rate of 30% and (6) a ratio of debt to total capitalization of 21.4%. The discount rate range of 6.23% - 7.81% was calculated, based on the application of Morgan Stanley’s professional judgment and experience, by adding and subtracting 100 basis points to the calculated cost of equity of 7.83% and then incorporating the cost of debt in the calculation of weighted average cost of capital. In its calculation, Morgan Stanley used a Barra predicted beta and a risk free rate that was equal to the 10-year treasury rate as of February 16, 2016.

The disclosure under the heading “The Merger–Opinion of Ingram Micro’s Financial Advisor” of the proxy statement is hereby amended by inserting the following sentence after the third sentence of the first paragraph under the subheading “Discounted Equity Value Analysis” on page 50 of the proxy statement:

(No projected dividends were included in the analysis, except as reflected in the 2018 EPS set forth in the management cases.)

The disclosure under the heading “The Merger–Opinion of Ingram Micro’s Financial Advisor” of the proxy statement is hereby amended by inserting the following sentences at the end of the first paragraph under the subheading “Discounted Equity Value Analysis” on page 50 of the proxy statement:

Morgan Stanley calculated the cost of equity for Ingram Micro by using the capital asset pricing model. The inputs to the model consisted of: (1) a beta of 1.01, (2) a risk-free rate of 1.78%, and (3) a market risk premium of 6.00%. In its calculation, Morgan Stanley used a Barra predicted beta and a risk free rate that was equal to the 10-year treasury rate as of February 16, 2016.

The disclosure under the heading “The Merger–Opinion of Ingram Micro’s Financial Advisor” of the proxy statement is hereby amended by deleting the fourth sentence of the first paragraph under the subheading “Illustrative Leveraged Buyout Analysis” on page 52 of the proxy statement and replacing it with the following:

Morgan Stanley also assumed (i) a multiple of 4.00x of total debt to Ingram Micro’s 2015 adjusted EBITDA of $814 million, (ii) debt financing through (A) a first lien term loan equal to 2.50 x 2015 adjusted EBITDA at an interest rate of LIBOR plus 575 basis points (with a minimum LIBOR rate of 1.00%) and (B) senior unsecured notes equal to 1.50 x 2015 adjusted EBITDA at an interest rate of 12.5%, (iii) a range from 5.0x to 7.0x of aggregate value to 2020 adjusted EBITDA exit multiples, (iv) a target range of annualized internal rates of return for the financial sponsor of 20% to 25%, and (v) that the sponsor would pay $40 million in advisory fees at entry.

(4) Supplement to “The Merger—Financial Projections”

The following disclosure amends and restates footnote 3 to the projected financial information tables under the heading “The Merger—Financial Projections—Projected Financial Information” on page 57 of the proxy statement:

(3)	Non-GAAP earnings per share is a non-GAAP measure. As used in the Projections, Non-GAAP earnings per share is calculated by dividing Non-GAAP net income by Ingram Micro’s weighted average shares for the applicable period, including the dilutive effect of stock-based awards and pro forma adjustments to Ingram Micro’s weighted average shares to reflect the continuation of Ingram Micro’s current return of capital policy, which included, for each management case, cash dividends at an annual rate of $0.40 per share and share repurchases under the Company’s announced share repurchase program.

The following disclosure amends and restates footnote 5 to the projected financial information tables under the heading “The Merger—Financial Projections—Projected Financial Information” on page 58 of the proxy statement:

(5)	Free cash flow is a non-GAAP measure. As used in the Projections, free cash flow means Adjusted EBITDA, less capital expenditures, interest and provision for income taxes, plus decreases in (or less increases in) working capital. Assumptions made in calculating free cash flow included: (a) an overall tax rate of 30% applied to income before taxes in each of the fiscal years 2016 and 2017 and 28% in fiscal year 2018 for Management Case A and 29% in fiscal year 2018 for Management Case B and the Management Business Cycle Case, (b)(i) the changes in revenues in each year for each case reflected in the projected financial information tables above and (ii) working capital days of 21 days at the end of fiscal year 2015 and 19 days in 2016 through 2018 (for each of the management cases), which impact working capital and (c) capital expenditures of $120 million in fiscal year 2016 and $130 million in each of fiscal years 2017 and 2018. The projected free cash flows in the Projections do not include the tax benefit resulting from projected amortization expenses.

(5) Supplement to “The Merger—Required Regulatory Approvals”

The following disclosure amends and restates the first paragraph under the heading “The Merger—Required Regulatory Approvals—Antitrust Approvals” on page 62 of the proxy statement:

Under the HSR Act and the rules promulgated thereunder, Tianjin Tianhai and Ingram Micro cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Tianjin Tianhai and Ingram Micro filed the notification and report forms under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division on May 5, 2016. On June 2, 2016, the Federal Trade Commission granted early termination of the 30-day waiting period under the HSR Act with regard to the merger.

By Order of the Board,

/s/ Larry C. Boyd
Irvine, California	Larry C. Boyd
June 2, 2016	Executive Vice President, Secretary and General Counsel